Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 26, 2020, relating to the balance sheet of DMY Technology Group Inc. II as of June 24, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from June 18, 2020 (inception) through June 24, 2020, appearing in Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-239508 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 13, 2020